Exhibit 10.14

Form of Memorandum of Amendment

To:	Sam K. Reed
David B. Vermylen
E. Nichol McCully
Thomas E. O’Neill
Harry J. Walsh

From:	Edward Fugger, Vice President — Dean Foods Company

Date:

Re:	Amendments to Your Employment Agreement and the Stockholders Agreement

     This memorandum is intended to amend that certain Employment Agreement dated as of January 27, 2005 (the “Employment Agreement”) by and between TreeHouse Foods, Inc., f/k/a Dean Specialty Foods Holdings, Inc. (the “Company”), and you pursuant to Section 10(k) of the Employment Agreement. This memorandum is further intended to amend that certain Stockholders Agreement dated as of January 27, 2005 (the “Stockholders Agreement”) among the Company, Dean Foods Company, all of you and certain other individuals who may become a party thereto, pursuant to Section 12 of the Stockholders Agreement.

     Employment Agreement

     Section 6(b) of the Employment Agreement shall be deemed amended by this memorandum such that for purposes of the Employment Agreement, the term “Initial Fair Market Value” shall mean the closing price on the first day of regular way trading of the Common Stock (the “Pricing Date”), as reported on the New York Stock Exchange. Further, all references in the Employment Agreement and Exhibit A thereto to the “fourth trading day following the Registration Date” shall be amended to refer instead to the Pricing Date such that the Basic Restricted Shares, the Supplemental Restricted Share Units and the Option shall be granted to you on the Pricing Date.

     Stockholder Agreement

     Dean acknowledges that the taxes to be reimbursed by the Company pursuant to Section 4.2(a) of the Stockholder Agreement will be limited to taxes incurred as a result of (a) the distribution by DIPS LP as part of the Restructuring Transactions of a 99.99 percent limited partnership interest in LPS I to Pickle, (b) the distribution by DIPS LP as part of the Restructuring Transactions of a 0.01 percent general partner interest in LPS I to Pickle and (c) the taking into account of “intercompany items” resulting from the transactions described in clauses (a), and (b) pursuant to Section 1.1502-13 of the Treasury Regulations because of and in

Memorandum of Amendment

connection with the Distribution; provided, that the Company’s liability for such taxes shall be limited to $20 million. (Capitalized terms in the preceding sentence shall have the meaning ascribed to them under the Tax Sharing Agreement between Dean and the Company.)

     The Company and Dean agree (x) to cooperate using their good faith efforts to determine the appropriate value of the intellectual property used to calculate such taxes and the resulting Tax Reimbursement Amount to be paid by the Company to Dean pursuant to Section 4.3(b) of the Stockholders Agreement, and (y) that in all events the Tax Reimbursement Amount shall be determined no later than September 30, 2005. The number of additional shares which will be issued to the TreeHouse Investors pursuant to Section 4.3(b) of the Stockholders Agreement in connection with the payment of any Tax Reimbursement Amount by the Company shall be calculated, and such shares shall be issued to the TreeHouse Investors, promptly after determination of the Tax Reimbursement Amount, but in no event later than October 14, 2005. Lastly, Section 4.3(b) of the Stockholders Agreement shall be deemed amended by this memorandum such that “Dean Owned Shares” and “Current Common Stock Outstanding” shall mean 118,000 and 120,000 shares, respectively, which numbers of shares shall be subject to adjustment as contemplated by Section 14 to reflect the stock split to effectuate the spin-off.

     The Employment Agreement and Stockholders Agreement remain in full force and effect, except as expressly amended above.

     I have signed this memorandum on behalf of both the Company and Dean Foods Company. If the foregoing meets with your approval, please countersign this memorandum and return a copy to my attention.

Dean Foods Company	TreeHouse Foods Inc., f/k/a
Dean Specialty Foods Holdings, Inc.

By:	By:
Name: Edward Fugger	Name: Edward Fugger
Title: Vice President	Title: Vice President — Dean Foods Company

ACCEPTED AND AGREED as of this day of , 2005:

Sam K. Reed, individually and	David B. Vermylen
as the TreeHouse Representative

E. Nichol McCully	Thomas E. O’Neill

Harry J. Walsh